Exhibit 99.1

Viracta Therapeutics Initiates Phase 1b/2 Trial in Epstein-Barr Virus-Positive (EBV+) Solid Tumors

Multinational trial expands Viracta’s clinical-stage pipeline beyond EBV+ lymphoproliferative disorders

PR Newswire, San Diego, October 6, 2021 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a precision oncology company targeting virus-associated malignancies, today announced the initiation of a multinational Phase 1b/2 trial in patients with EBV+ recurrent or metastatic nasopharyngeal carcinoma (RM-NPC) and other EBV+ solid tumors. The trial is designed to evaluate the safety and preliminary efficacy of nanatinostat in combination with valganciclovir (Nana-val) alone and in combination with the PD-1 checkpoint inhibitor pembrolizumab.

“The initiation of this Phase 1b/2 trial is a key step towards expanding the development of our unique therapeutic approach beyond EBV+ lymphoproliferative disorders. Nasopharyngeal carcinoma is highly associated with EBV, and treatment options for patients with advanced or recurrent EBV+ solid tumors are limited,” said Lisa Rojkjaer, M.D., Chief Medical Officer of Viracta. “We are encouraged by the preliminary data that Nana-val has demonstrated in relapsed/refractory EBV+ lymphoma and look forward to evaluating the activity of our novel oral combination regimen in patients with EBV+ solid tumors.”

The Phase 1b/2 trial is an open-label, multicenter trial evaluating Nana-val alone and in combination with pembrolizumab. The Phase 1b dose escalation portion is designed to evaluate safety and to determine the recommended Phase 2 dose (RP2D) of Nana-val in patients with EBV+ RM-NPC. In Phase 2, up to sixty patients with EBV+ RM-NPC will be randomized to receive Nana-val at the RP2D with or without pembrolizumab, to evaluate safety, overall response rate, and potential pharmacodynamic markers. Additionally, patients with other EBV+ solid tumors will be enrolled to receive Nana-val at the RP2D in a Phase 1b dose expansion cohort.

About Nanatinostat

Nanatinostat (VRx-3996) is an orally available histone deacetylase (HDAC) inhibitor being developed by Viracta. Nanatinostat is selective for specific isoforms of Class I HDACs, which is key to inducing viral genes that are epigenetically silenced in EBV-associated malignancies. Nana-val (nanatinostat and valganciclovir) is being investigated in multiple subtypes of relapsed/refractory EBV+ lymphoma and in advanced EBV+ solid tumors in three ongoing trials, one of which is a registration-enabling global, multicenter, open-label Phase 2 basket trial in relapsed/refractory EBV+ lymphoma (NAVAL-1).

About Viracta Therapeutics, Inc.

Viracta is a precision oncology company targeting virus-associated malignancies. Viracta's proprietary investigational drug, nanatinostat, is currently being evaluated in combination with the antiviral agent valganciclovir as an oral combination therapy in two Phase 2 clinical trials for EBV-positive lymphoma and one Phase 1b/2 trial in patients with EBV+ nasopharyngeal carcinoma and other EBV+ solid tumors. Viracta is also pursuing the application of its inducible synthetic lethality approach in other virus-related cancers.

For additional information please visit www.viracta.com.

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Forward-Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the details of the Phase 1b/2 trial and related expectations, include its ability to evaluate safety and preliminary efficacy and determined the RP2D for Nana-val; the significance of expanding Nana-val beyond the treatment of EBV+ lymphoproliferative disorders; and other statements that are not historical facts. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supplying nanatinostat, valganciclovir and pembrolizumab for clinical testing; Viracta's ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Viracta's competitors and its industry; the impact of government laws and regulations; Viracta's ability to protect its intellectual property position; and Viracta's estimates regarding future expenses, capital requirements and need for additional financing in the future.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:	Viracta Contact:
Joyce Allaire	Dan Chevallard
LifeSci Advisors	Chief Operating Officer and Chief Financial Officer
jallaire@lifesciadvisors.com	dchevallard@viracta.com
(212) 915-2569	(858) 771-4193

SOURCE Viracta Therapeutics, Inc.

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